Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Lazydays Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)	457(c)	90,559,196(1)	$0.92(2)	$83,314,460.32	0.0001531	$12,755.44
Fees to Be Paid	Other	Warrants to purchase Common Stock(1)	457(g)	10,194,174(1)	—(3)	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Warrants(1)	457(g)	10,194,174(1)	$3.83(4)	$39,043,686.42	0.0001531	$5,977.59
	Total Offering Amounts					$122,358,146.74		$18,733.03
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$18,733.03
____________________

(1)
 This registration statement registers the offer and sale by the selling security holders identified in the registration statement (the “Selling Security Holders”) of: (i) 90,559,196 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Lazydays Holdings, Inc., a Delaware corporation (the “Company”),  which includes (A) 29,126,212 shares of Common Stock issued pursuant to Securities Purchase Agreements to certain investors and (B) 55,407,455 shares of Common Stock that have been or may be issued pursuant to Preferred Stock Exchange Agreements to certain holders of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.0001 per share; (ii) warrants to purchase up to 10,194,174 shares of Common Stock (the “Warrants”); and (iii) 10,194,174 shares of Common Stock issuable upon exercise of the Warrants.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market on December 12, 2024.

(3)
Pursuant to Rule 457(g) under the Securities Act, if warrants are to be registered for distribution in the same registration statement as the securities to be offered pursuant thereto, no separate registration fee shall be required.

(4)
Pursuant to Rule 457(g) under the Securities Act, where securities are to be offered pursuant to warrants to purchase such securities and the holders of such warrants may be deemed to be underwriters, as defined in section 2(a)(11) of the Securities Act, with respect to the warrants or the securities subject thereto, the registration fee is to be calculated upon the basis of the price at which the warrants or securities subject thereto are to be offered to the public, or if such offering price cannot be determined at the time of filing the registration statement, upon the basis of the highest of the following: (i) the price at which the warrants or rights may be exercised, if known at the time of filing the registration statement; (ii) the offering price of securities of the same class included in the registration statement; or (iii) the price of securities of the same class, as determined in accordance with Rule 457(c) under the Securities Act.